Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement on Form S-11 (No. 333-155640) of our report dated March 29, 2010, relating to the consolidated financial statements and financial statement schedules of Cornerstone Core Properties REIT, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective adjustments related to the adoption of a new accounting provision with respect to noncontrolling interest), appearing in the Prospectus, which is part of such Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
March 29, 2010